EXHIBIT 99.1
Leidos Posts Strong First Quarter Results and Reaffirms Full-Year Guidance
▶Revenues of $4.2 billion, up 7% year-over-year
▶Net income of $365 million or $2.77 per diluted share
▶Adjusted EBITDA (non-GAAP) of $601 million (14.2% margin)
▶Non-GAAP Diluted Earnings per Share of $2.97, up 30% year-over-year
▶Cash Flows from Operations of $58 million; Free Cash Flow (non-GAAP) of $36 million

RESTON, Va., May 6, 2025 – Leidos Holdings, Inc. (NYSE: LDOS) today reported financial results for the first quarter of fiscal year 2025, highlighted by robust earnings and revenue growth.
"Our robust first quarter results build on the momentum from 2024, demonstrating the team's ability to execute in a dynamic environment that demands agility and innovation," said Leidos Chief Executive Officer Tom Bell. "The five growth pillars defined by our NorthStar 2030 Strategy are well aligned to the priorities of the new Administration, and we will continue to focus on making customer outcomes smarter and more efficient. We are moving out with pace and conviction on our strategy through differentiated investments in technologies, including bolstering our full spectrum cyber capabilities through a pending acquisition. As evidenced by our $500 million accelerated share repurchase, we remain confident in our positioning and the opportunities ahead."
SUMMARY OPERATING RESULTS

	Three Months Ended
(in millions, except margin and per share data)	April 4, 2025	March 29, 2024
Revenues	$4,245	$3,975
Net income	$365	$283
Net income margin	8.6%	7.1%
Diluted earnings per share (EPS)	$2.77	$2.07
Non-GAAP Measures*:
Adjusted EBITDA	$601	$490
Adjusted EBITDA margin	14.2%	12.3%
Non-GAAP diluted EPS	$2.97	$2.29

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.
Revenues for the quarter were $4.25 billion, up 7% compared to the first quarter of 2024. Revenues grew year-over-year due to increased demand across all customer segments, with three of the four reporting segments growing 7% or more.
For the first quarter, net income was $365 million, or $2.77 per diluted share. Net income and diluted EPS were up 29% and 34% year-over-year, respectively. Net income margin of 8.6% increased from 7.1% in the first quarter of 2024.
Adjusted EBITDA was $601 million for the first quarter, up 23% year-over-year. Adjusted EBITDA margin of 14.2% increased from 12.3% in the first quarter of 2024. Non-GAAP net income was $391 million for the first quarter, up 25% year-over-year, and non-GAAP diluted EPS for the quarter was $2.97, up 30% year-over-year. The primary drivers of increased profitability were increased volumes on managed health services programs and improved program execution and cost control across the company.

1	Leidos Holdings, Inc. Exhibit 99.1

CASH FLOW SUMMARY
In the first quarter, Leidos generated $58 million of net cash provided by operating activities and used $22 million and $110 million in investing and financing activities, respectively. Net cash provided by operating activities was driven by strong EBITDA and collections performance. Days Sales Outstanding (DSO) for the quarter was 62, in-line with the prior year period. Effective for the first quarter of fiscal 2025, Leidos retroactively changed its policy to exclude outstanding payments from “Cash and cash equivalents” on the condensed consolidated balance sheets. This change did not have a material impact on cash provided by operating activities in the quarter.
Investing activities consisted primarily of $22 million in property, equipment and software payments, which resulted in quarterly free cash flow of $36 million. During the quarter, Leidos issued and sold $500 million of senior unsecured notes maturing in March 2032 and $500 million of senior unsecured notes maturing in March 2035. The annual interest rates for the senior unsecured obligations are 5.40% and 5.50%, respectively. The proceeds from the notes were used to retire the $500 million of senior unsecured notes due May 2025 and repurchase $500 million outstanding shares of common stock in connection with an Accelerated Share Repurchase agreement.
During the quarter, Leidos entered into a definitive agreement to acquire a company that develops offensive and defensive cyber platforms and other solutions for the U.S. Government for preliminary purchase price of $300 million, subject to working capital and other customary adjustments. The transaction is expected to be completed in the second quarter of 2025, subject to the satisfaction or waiver of customary closing conditions.
As of April 4, 2025, Leidos had $842 million in cash and cash equivalents and $5.1 billion of debt. On May 2, 2025, the Leidos Board of Directors declared a cash dividend of $0.40 per share. The dividend will be payable on June 30, 2025, to stockholders of record at the close of business on June 16, 2025.

Leidos Holdings, Inc. Exhibit 99.1	2

NEW BUSINESS AWARDS
Effective for the first quarter of fiscal 2025, Leidos changed its backlog policy to include estimated future revenue on task orders expected to be awarded under sole source indefinite delivery/indefinite quantity (IDIQ) contracts. Under the new policy, backlog at the end of the quarter was $46.3 billion, of which $7.3 billion was funded. Net bookings totaled $2.1 billion in the quarter, representing a book-to-bill ratio of 0.5. The impact of the new policy on the book-to-bill ratio in the quarter is immaterial.
Included in the quarterly bookings were several notable awards:
▶Defense Threat Reduction Agency (DTRA) Integrated Information Technology Support Services. Leidos was awarded a new five-year task order with a ceiling value of $205 million to modernize and operate enterprise IT services for DTRA. Under the contract, Leidos will leverage experienced personnel, proven processes, and targeted innovation to enable DTRA to improve user experience, enhance Zero Trust cybersecurity compliance, increase operational efficiency, and support mission execution to deter, prevent, and prevail against the global threat landscape.
▶Defense Technical Information Center (DTIC) Signature Training Systems Development, Security, and Operations. The Naval Surface Warfare Center Carderock Division awarded Leidos a five-year $150 million task order to provide engineering and software development capabilities to support Navy Signature Training Systems. The systems support Submarine, Surface Ship, and Integrated Undersea Surveillance shore based and deployed simulation and training systems for acoustic and visual signature detection and recognition capabilities. The Leidos led team provides systems engineering, development, integration, test and fielding of new and enhanced capabilities to fleet training locations and vessels.
▶Project Night Owl Managed Service Provider. The U.S. Air Force awarded Leidos a $148 million firm-fixed-price for managed services support for Project Night Owl, a critical national security system. Leidos will be responsible for managing and maintaining the system by delivering network, application, infrastructure and security support services.
▶DTIC Naval Information Warfare Center (NIWC) Pacific Support. NIWC Pacific awarded Leidos a five-year $116 million task order to support two complementary projects. On the Blue Swordfish Project, Leidos will integrate specialized maritime payloads, including sensor packages, energy, and communications capabilities, onto Uncrewed Surface and Subsea Autonomous Vehicles. On the Maritime Test Bed Project, Leidos will provide shore based and undersea naval infrastructure to support reliable, repeatable undersea testing of new and emerging capabilities for Navy program systems, prototypes, and industry or academic capabilities.
▶Department of the Interior Office of Wildland Fires Medical Qualification Determination Services. Leidos won a highly competitive $40 million single-award IDIQ to provide medical exams to wildland firefighters, expanding its managed health services to the Federal government. Leidos will provide comprehensive occupational medical exams, independent medical qualification determination, scheduling support and data and records management for all arduous duty wildland firefighters. The program also covers Bureau of Land Management law enforcement officers and communications tower climbers and National Parks Service law enforcement officers. Leidos will deploy its mobile medical clinics to service rural and remote locations across the country.

3	Leidos Holdings, Inc. Exhibit 99.1

FORWARD GUIDANCE
Leidos is reaffirming its prior fiscal year 2025 guidance as follows:

Measure	FY25 Guidance
Revenues (billions)	$16.90 - $17.30
Adjusted EBITDA Margin	Mid-High 12%
Non-GAAP Diluted EPS	$10.35 - $10.75
Cash Flows Provided by Operating Activities (billions)	Approximately $1.45
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income margin or diluted EPS due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income margin or diluted EPS may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected net income margin and diluted EPS being materially less than what may be implied by projected adjusted EBITDA margins and non-GAAP diluted EPS.

Leidos Holdings, Inc. Exhibit 99.1	4

CONFERENCE CALL INFORMATION
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on May 6, 2025. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com). An archived version of the webcast will be available on the Leidos Investor Relations website until May 6, 2026.
ABOUT LEIDOS
Leidos is an industry and technology leader serving government and commercial customers with smarter, more efficient digital and mission innovations. Headquartered in Reston, Virginia, with 47,000 global employees, Leidos reported annual revenues of approximately $16.7 billion for the fiscal year ended January 3, 2025. For more information, visit www.leidos.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth, strategy and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; deterioration of economic conditions or weakening in credit or capital markets; uncertainty in the consequences of current and future geopolitical events; inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to respond rapidly to emerging technology trends, including the use of artificial intelligence; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects of an epidemic, pandemic or similar outbreak may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer, disposal and other processing, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare or increase future dividends based on our earnings,

5	Leidos Holdings, Inc. Exhibit 99.1

financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.
These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission (SEC), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of May 6, 2025. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Brandon Ver Velde
571.526.6124	571.526.6257
ir@leidos.com	brandon.p.vervelde@leidos.com

Leidos Holdings, Inc. Exhibit 99.1	6

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(in millions, except per share data)	April 4, 2025	March 29, 2024
Revenues	$4,245	$3,975
Cost of revenues	3,488	3,337
Selling, general and administrative expenses	230	226
Acquisition, integration and restructuring costs	4	4
Equity earnings of non-consolidated subsidiaries	(7)	(7)
Operating income	530	415
Non-operating income (expense):
Interest expense, net	(49)	(49)
Other (expense) income, net	(3)	2
Income before income taxes	478	368
Income tax expense	(113)	(85)
Net income	365	283
Less: net income (loss) attributable to non-controlling interest	2	(1)
Net income attributable to Leidos common stockholders	$363	$284
Earnings per share:
Basic	$2.79	$2.09
Diluted	2.77	2.07
Weighted average number of common shares outstanding:
Basic	130	136
Diluted	131	137
Cash dividends declared per share	$0.40	$0.38

7	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)	April 4, 2025	January 3, 2025
Assets:
Cash and cash equivalents	$842	$849
Receivables, net	2,906	2,645
Inventory, net	347	315
Other current assets	454	525
Total current assets	4,549	4,334
Property, plant and equipment, net	977	991
Intangible assets, net	489	517
Goodwill	6,098	6,084
Operating lease right-of-use assets, net	541	560
Other long-term assets	543	524
Total assets	$13,197	$13,010
Liabilities:
Accounts payable and accrued liabilities	$2,178	$2,131
Accrued payroll and employee benefits	664	811
Current portion of long-term debt	119	618
Total current liabilities	2,961	3,560
Long-term debt, net of current portion	5,014	4,052
Operating lease liabilities	603	621
Other long-term liabilities	317	317
Total liabilities	8,895	8,550
Stockholders’ equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 128,715,893 and 131,163,899 shares issued and outstanding at April 4, 2025, and January 3, 2025, respectively	—	—
Additional paid-in capital	619	1,112
Retained earnings	3,721	3,410
Accumulated other comprehensive loss	(83)	(110)
Total Leidos stockholders’ equity	4,257	4,412
Non-controlling interest	45	48
Total stockholders' equity	4,302	4,460
Total liabilities and stockholders' equity	$13,197	$13,010

Leidos Holdings, Inc. Exhibit 99.1	8

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
(in millions)	April 04, 2025	March 29, 2024
Cash flows from operations:
Net income	$365	$283
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	69	69
Stock-based compensation	21	20
Deferred income taxes	(24)	(25)
Other	(1)	(6)
Change in assets and liabilities
Receivables	(246)	(281)
Other current assets and other long-term assets	(27)	(35)
Accounts payable and accrued liabilities and other long-term liabilities	(72)	(51)
Accrued payroll and employee benefits	(148)	48
Income taxes receivable/payable	121	91
Net cash provided by operating activities	58	113
Cash flows from investing activities:
Payments for property, equipment and software	(22)	(17)
Other	—	5
Net cash used in investing activities	(22)	(12)
Cash flows from financing activities:
Proceeds from debt issuance	997	—
Repayments of borrowings	(529)	(4)
Payments for debt issuance costs	(7)	—
Dividend payments	(53)	(53)
Repurchases of stock and other	(528)	(183)
Proceeds from issuances of stock	15	13
Net capital distributions to non-controlling interests	(5)	(1)
Net cash used in financing activities	(110)	(228)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	7	(4)
Net decrease in cash, cash equivalents and restricted cash	(67)	(131)
Cash, cash equivalents and restricted cash at beginning of period	991	792
Cash, cash equivalents and restricted cash at end of period	924	661
Less: restricted cash at end of period	82	114
Cash and cash equivalents at end of period	$842	$547

9	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS

	Three Months Ended
(in millions)	April 4, 2025	March 29, 2024
Revenues:
National Security & Digital	$1,878	$1,793
Health & Civil	1,291	1,199
Commercial & International	568	509
Defense Systems	508	474
Total	$4,245	$3,975
Operating income (loss):
National Security & Digital	$185	$175
Health & Civil	299	222
Commercial & International	37	34
Defense Systems	34	21
Corporate	(25)	(37)
Total	$530	$415
Operating income margin:
National Security & Digital	9.9%	9.8%
Health & Civil	23.2%	18.5%
Commercial & International	6.5%	6.7%
Defense Systems	6.7%	4.4%
Total	12.5%	10.4%
National Security & Digital
National Security & Digital revenues of $1.88 billion increased by 5% compared to the prior year quarter. Revenue growth was driven by recent contract awards and increased volumes on Sentinel and certain Information Technology (IT) and Intelligence programs. For the quarter, operating income margin increased to 9.9% from 9.8% in the prior year quarter, and non-GAAP operating income margin of 10.1% was unchanged from the prior year quarter.
Health & Civil
Health & Civil revenues of $1.29 billion increased by 8% compared to the prior year quarter. Health & Civil operating income margin for the quarter was 23.2%, compared to 18.5% in the prior year quarter, and non-GAAP operating income margin was 23.6%, compared to 19.0% in the prior year quarter. The increase in revenues and segment profitability was driven by increased volumes and case complexity within the managed health services business as well as net write-ups on certain programs.
Commercial & International
Commercial & International revenues of $568 million increased by 12% compared to the prior year quarter driven by increased deliveries of security products and volumes on certain programs in the United Kingdom. Operating income margin for the quarter was 6.5%, compared to 6.7% in the prior year quarter, and non-GAAP operating margin increased to 8.5% from 8.3% in the prior year quarter.
Defense Systems
Defense Systems revenues of $508 million increased by 7% compared to the prior year quarter, primarily driven by increased volumes in space sensing and hypersonics programs. Defense Systems operating income margin for the quarter was 6.7%, compared to 4.4% in the prior year quarter, and non-GAAP operating margin was 9.1%, compared to 8.0% in the prior year quarter. The increase in segment profitability was primarily driven by increased scope and improved program execution on fixed price development programs.

Leidos Holdings, Inc. Exhibit 99.1	10

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
Backlog represents the revenues we expect to recognize under negotiated contracts and unissued task orders on sole source IDIQ contracts, to the extent we believe their execution and funding to be probable. Backlog does not include potential task orders expected to be awarded under multiple award IDIQ contracts.
Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors, including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts. Unfunded backlog represents all remaining value on task orders that is not funded, including options, that we expect to recognize as well as expected future task orders under sole source IDIQ contracts.
The estimated value of backlog as of the dates presented was as follows:

	April 4, 2025			March 29, 2024(1)
(in millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
National Security & Digital	$2,733	$21,601	$24,334	$2,411	$19,616	$22,027
Health & Civil	991	10,290	11,281	1,953	8,956	10,909
Commercial & International	2,267	2,847	5,114	2,465	2,071	4,536
Defense Systems	1,338	4,229	5,567	1,136	3,075	4,211
Total	$7,329	$38,967	$46,296	$7,965	$33,718	$41,683
(1) Amounts have been recast to include estimated future revenue on task orders expected to be awarded under sole source IDIQ contracts. Recasted bookings and book-to-bill ratio for the three months ended March 29, 2024, was $3.8 billion and 1.0, respectively.

11	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, non-GAAP free cash flow and non-GAAP free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another representation of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
▶Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination, severance and retention costs and asset markdowns related to acquisitions and restructuring activities.
▶Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Non-GAAP free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by (used in) operating activities.
Non-GAAP free cash flow conversion is computed by dividing non-GAAP free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by (used in) operating activities by net income attributable to Leidos shareholders.

Leidos Holdings, Inc. Exhibit 99.1	12

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended April 4, 2025:

	Three Months Ended April 4, 2025
	As reported	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Non-GAAP results
Operating income	$530	$5	$30	$565
Non-operating expense, net	(52)	—	—	(52)
Income before income taxes	478	5	30	513
Income tax expense(2)	(113)	(1)	(8)	(122)
Net income	$365	$4	$22	$391
Less: net loss attributable to non-controlling interest	2	—	—	2
Net income attributable to Leidos common stockholders	$363	$4	$22	$389

Diluted EPS attributable to Leidos common stockholders(3)	$2.77	$0.03	$0.17	$2.97
Diluted shares	131	131	131	131

	Three Months Ended April 4, 2025
	As reported	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Non-GAAP results
Net income	$365	$4	$22	$391
Income tax expense(2)	113	1	8	122
Income before income taxes	478	5	30	513
Depreciation expense	39	—	—	39
Amortization of intangibles	30	—	(30)	—
Interest expense, net	49	—	—	49
Adjusted EBITDA	$596	$5	$—	$601
Adjusted EBITDA margin	14.0%			14.2%
(1)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the condensed consolidated statements of operations.
(2)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(3)Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

13	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended March 29, 2024:

	Three Months Ended March 29, 2024
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$415	$4	$37	$456
Non-operating expense, net	(47)	—	—	(47)
Income before income taxes	368	4	37	409
Income tax expense(1)	(85)	(1)	(10)	(96)
Net income	283	3	27	313
Less: net loss attributable to non-controlling interest	(1)	—	—	(1)
Net income attributable to Leidos common stockholders	$284	$3	$27	$314

Diluted EPS attributable to Leidos common stockholders(2)	$2.07	$0.02	$0.20	$2.29
Diluted shares	137	137	137	137

	Three Months Ended March 29, 2024
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$283	$3	$27	$313
Income tax expense(1)	85	1	10	96
Income before income taxes	368	4	37	409
Depreciation expense	32	—	—	32
Amortization of intangibles	37	—	(37)	—
Interest expense, net	49	—	—	49
Adjusted EBITDA	$486	$4	$—	$490
Adjusted EBITDA margin	12.2%			12.3%
(1)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2)Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

Leidos Holdings, Inc. Exhibit 99.1	14

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended April 4, 2025
	Operating income (loss)	Acquisition, integration and restructuring costs(1)	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$185	$—	$5	$190	10.1%
Health & Civil	299	—	6	305	23.6%
Commercial & International	37	4	7	48	8.5%
Defense Systems	34	—	12	46	9.1%
Corporate	(25)	1	—	(24)	NM
Total	$530	$5	$30	$565	13.3%

	Three Months Ended March 29, 2024
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security & Digital	$175	$—	$6	$181	10.1%
Health & Civil	222	—	6	228	19.0%
Commercial & International	34	—	8	42	8.3%
Defense Systems	21	—	17	38	8.0%
Corporate	(37)	4	—	(33)	NM
Total	$415	$4	$37	$456	11.5%
NM - Not Meaningful
(1) Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the condensed consolidated statements of operations.

15	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended
	April 4, 2025	March 29, 2024
Net cash provided by operating activities(1)	$58	$113
Payments for property, equipment and software	(22)	(17)
Non-GAAP free cash flow	$36	$96

Net income attributable to Leidos common stockholders	$363	$284
Acquisition, integration and restructuring costs(2)(3)	4	3
Amortization of acquired intangibles(2)	22	27
Non-GAAP net income attributable to Leidos common stockholders	$389	$314

Operating cash flow conversion ratio	16%	40%
Non-GAAP free cash flow conversion ratio	9%	31%
(1)Net cash provided by operating activities for the three months ended March 29, 2024, was recast to reflect a change in accounting policy.
(2)After-tax expenses excluded from non-GAAP net income.
(3)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the condensed consolidated statements of operations.

Leidos Holdings, Inc. Exhibit 99.1	16